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                                                                      Exhibit 11


                                 NET INCOME PER SHARE CALCULATION
                              (in thousands, except per share amounts)


                               Three months ended  Three months ended
                                 August 31, 1997     August 31, 1996
                               ------------------  ------------------
                                Dollars    Shares   Dollars    Shares
                                -------    ------   -------    ------

Net income                      $14,065             $10,220
                                =======             =======
Primary weighted average
 shares of common stock
 outstanding:
Common stock (a)                           54,134              54,868
Employee stock options (b) (d)                579                 -
                                          -------             -------
                                           54,713              54,868
                                          =======             =======

Fully diluted weighted
 average shares of common
 stock outstanding:                        54,134              54,868
Common stock (a)                              715                 -
                                          -------             -------
Employee stock options (c) (d)             54,849              54,868
                                          =======             =======

Per share (primary)                       $   .26             $   .19
                                          =======             =======

Per share (fully diluted)                 $   .26             $   .19
                                          =======             =======


(a) Includes 3,880,140 additional shares issued to an escrow account on September 13, 1995 pursuant to the Consensual Plan. For the three months ended August 31, 1997, does not include 1,395,992 shares held in treasury.

(b) Represents the number of shares of common stock issuable on the exercise of dilutive employee stock options less the number of shares of common stock which could have been purchased with the proceeds from the exercise of such options. These purchases were assumed to have been made at the average market price of the common stock during the period.

(c) Same as (b) except that purchases of common stock were assumed to have been made at the higher of either the market price of the common stock at the end of the period or the average market price for the period.

(d) For the three months ended August 31, 1997 and 1996, does not include 329,000 and 2,704,000 shares, respectively, subject to options because such options would have an anti-dilutive effect in such period.